  EXHIBIT 5

CHRISTOPHER P. FLANNERY, ESQ.
4 Hillman Drive
Suite 104
Chadds Ford, Pennsylvania 19317
610-361-8016 (Voice) 212-703-8287 (Cell) 610-558-4882 (Facsimile)

September 13, 2010

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

Re:           Camelot Entertainment Group, Inc.

Ladies and Gentlemen:

This office represents Camelot Entertainment Group, Inc., a Delaware corporation (the “Registrant”) in connection with the Registrant’s Amendment No. 1 to its Registration Statement on Form S-8 under the Securities Act of 1933 (the “Registration Statement”), which relates to the registration of a total of 21,500,000 shares of the Registrant’s common stock issuable under the Registrant’s Amended and Restated 2010 Stock Option/Stock Issuance Plan (the “Registered Securities”).  In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

We acknowledge that we are referred to under the heading “Legal Matters” in the Prospectus which is a part of the Registrant’s Form S-8 Registration Statement relating to the Registered Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

/s/ Christopher P. Flannery
Christopher P. Flannery